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                                                                EXHIBIT 10(xxiv)

                          EXECUTIVE PERQUISITE BENEFITS
                            EFFECTIVE JANUARY 1, 1996

- -     ANNUAL CASH PAYMENT

         Each year you will receive a perquisite cash payment of $30,000. With this perquisite payment you can purchase those additional services that provide the greatest value for you. This payment will be made on January 2 of each year.

- -     DISABILITY INCOME PLAN

         You will be paid 100% of base salary during the first two years of any disability. Total disability benefits payable under the Company's Long Term Disability (LTD) Plan are calculated in conjunction with any Social Security benefits that are awarded, i.e., Social Security benefits plus LTD benefits plus Salary Continuance benefits will equal 100% of base salary for the first two years. Thereafter, total benefits (LTD, Social Security and supplemental disability) will be paid based on your LTD election, 60% of base pay or 45% of base pay.

         To receive any supplemental disability benefits beyond the first two years of disability, you must have elected to cover your income up to $120,000 under the LTD plan.

- -     LIFE INSURANCE

         Basic life insurance is provided on the same basis as for other associates (i.e., coverage is 200% of Eligible Pay at a cost per month of $.175 per thousand dollars of coverage). Additionally, you are covered for another 100% of Eligible Pay in the form of a death benefit payable from the Executive Family Survivor Protection Plan.

         Eligible Pay is defined as the higher of current base salary only, or the previous year's base salary plus annual incentive, paid or deferred.

         As this coverage is not an insured benefit, any payment is taxable income to your beneficiary.

         You also are eligible to purchase Supplemental Group Term Life Insurance in an amount equal to one, two or three times Eligible Pay at rates which are age related, subject to passing a physical examination.

- -     24-HOUR BUSINESS, PERSONAL, AND TRAVEL ACCIDENT PLAN - ASSOCIATE ONLY

         The Company provides a 24-hour non-contributory benefit of three times Eligible Pay for accidental death.
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- -     PERSONAL UMBRELLA POLICY

         You are provided a personal excess liability insurance policy. The limit of liability under this policy is five million dollars in excess of required underlying limits ($100,000 liability in the individual homeowner's policy, and $250,000 per person, $500,000 per accident for bodily injury and $50,000 per accident for property damage or $300,000 for a combined limit of both bodily injury and property damage under motor vehicle coverage). Details of the policy are available from Risk Management, Borden Services Company.

- -     EXECUTIVES' SUPPLEMENTAL PENSION PLAN (ESPP)

         The ESPP allows up to 25% salary deferral on a pre-tax basis. The ESPP contains a "CAP make-up" account for company contributions to the Cash Account Program for pension credits which would otherwise be forfeited due to ESPP salary deferral. Also, the ESPP provides Retirement Savings Plan (RSP) "make-up" company matching contributions in those cases where IRS regulations limit company matching contributions to the RSP. Your ESPP account earns interest equal to the Fixed Income Fund return in the Retirement Savings Plan.

         Proceeds from your ESPP account will be paid in accordance with your annual elections for each year's deferral (a specified future date, at termination of employment or in annual installments following termination).

         You will be asked to complete ESPP forms in December of each year to indicate your participation elections for the following year.